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                                                                     Exhibit 5.1

                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (the "Agreement") is entered into as of October 2, 2002 by and among TippingPoint Technologies, Inc., a Delaware corporation (the "Company"), and the purchasers identified on the signature pages hereto (the "Purchasers"). The Company desires to sell, and the Purchasers desire to purchase shares (the "Shares") of the Company's common stock, $0.01 par value per share (the "Common Stock"), with the aggregate purchase price of $10,000,000, on the terms and subject to the conditions set forth herein. Accordingly, the Company and the Purchasers hereby agree as follows:

     1. Agreement to Purchase. At the Closing (as defined below), and subject to the terms and conditions set forth in this Agreement, each Purchaser will purchase from the Company, and the Company will issue and sell to such Purchaser, the number of Shares determined by dividing the dollar amount set forth on the signature page executed by such Purchaser by a purchase price per Share equal to the arithmetic mean of the closing bid price of the Common Stock on the Nasdaq National Market for the five trading days ending on October 1, 2002 ("Market Value"). The Company will not issue fractional Shares. If the total number of Shares issuable to a Purchaser is not divisible by the purchase price per Share, the Purchaser will receive the next lowest whole number of Shares.

     2. Closing. The closing of the purchase and sale of the Shares (the "Closing") shall take place at 2:00 p.m. local time at the principal offices of the Company on October 2, 2002, or on such other date or at such other time or place as the Company and the Purchasers may agree. Upon payment of the purchase price for the Shares being purchased by each Purchaser, by check or wire transfer of immediately available funds to an account specified by the Company, the Company will deliver to such Purchaser a certificate or certificates representing such Shares, in such denominations and registered in such names as such Purchaser may request.

     3. Separate Agreements. The Company's agreement with each of the Purchasers is a separate agreement, and the sale of the Shares to each of the Purchasers is a separate sale.

     4. Representations, Warranties and Covenants of the Company. The Company represents and warrants to, and covenants with, each Purchaser as of the date hereof and as of the Closing Date, as follows:

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated in this Agreement. The Company is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

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          (b) The Company has taken all corporate action required to authorize the execution and delivery of this Agreement and the Registration Rights Agreement attached hereto as Exhibit A (the "Registration Rights Agreement") and the performance of its obligations hereunder and thereunder, including the issuance of the Shares. This Agreement and the Registration Rights Agreement are legal, valid and binding agreements of the Company enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

          (c) When issued to and paid for by the Purchasers in accordance with the terms of this Agreement, the Shares will be duly and validly issued, fully paid and nonassessable, and the issuance of the Shares will not be subject to any preemptive or similar rights that have not been waived.

          (d) As of the date of this Agreement, the authorized and outstanding capitalization of the Company consists of (i) a total of 5,000,000 authorized shares of preferred stock, $0.01 par value per share (the "Preferred Stock"), none of which is issued or outstanding, and (ii) a total of 250,000,000 authorized shares of Common Stock, of which 4,072,437 shares were issued and outstanding as of the close of business on September 19, 2002. All of such outstanding shares are validly issued, fully paid and nonassessable, and none of such outstanding shares was issued in violation of any preemptive rights. In addition to the foregoing, as of September 19, 2002, options to purchase a total of 653,295 shares of Common Stock are outstanding, 33,464 shares of restricted Common Stock, which are subject to forfeiture under certain circumstances, is reserved for issuance and the Company is authorized to grant up to 203,432 additional shares of Common Stock pursuant to its existing stock incentive plan. Also, as of September 19, 2002, a warrant to purchase 40,000 shares of Common Stock was outstanding. Otherwise, there are not outstanding any options, warrants or similar agreements for the purchase from the Company of any shares of its capital stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of the Company's capital stock.

          (e) Neither the sale of the Shares hereunder nor the performance of the Company's other obligations under this Agreement will violate, conflict with, result in a breach of or constitute a default (or an event that, with notice or lapse of time, would constitute a default) under (i) the certificate of incorporation or bylaws of the Company; (ii) any decree, judgment, order or determination of any court, governmental agency or body, or any arbitrator having jurisdiction over the Company or any of the Company's assets; (iii) any law, rule or regulation applicable to the Company, other than federal or state securities laws; or (iv) the terms of any material agreement by which the Company is bound or to which any property of the Company is subject. Neither the sale of the Shares hereunder nor the performance of the Company's other obligations under this Agreement will result in the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, right or approval applicable to the Company, its businesses or operations or any of its assets or properties. Based in part on the representations made by each of the Purchasers in this

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Agreement, the offer and sale of the Shares to each of the Purchasers will be in compliance with applicable federal and state securities laws.

          (f) Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Shares by any form of general solicitation or general advertising. The Company has offered the Shares for sale only to the Purchasers and certain other "accredited investors" within the meaning of Rule 501 under the Securities Act of 1933, as amended (the "Securities Act").

          (g) The Company's Annual Report on Form 10-K for the year ended December 31, 2001, the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended April 30, 2002 and July 31, 2002, all Current Reports on Form 8-K filed by the Company since December 31, 2001, and the Confidential Offering Memorandum (the "Offering Memorandum") of the Company dated September 6, 2002 (collectively, the "Disclosure Documents"), as of the respective dates thereof, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided however, that the Company makes no representation or warranty that the Company will achieve the projections appearing in the Offering Memorandum, except that the Company believes that all assumptions used in the preparation of these projections are reasonable. Except for the Offering Memorandum, all Disclosure Documents have been prepared in all material respects in compliance with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "1934 Act"). The Company has timely made all filings required under the 1934 Act during the 12 months preceding the date of this Agreement.

          (h) The financial statements of the Company included in each of the Disclosure Documents, including the schedules and notes thereto, comply in all material respects with the requirements of the Securities Act or the 1934 Act (as applicable) fairly present the financial condition and results of operations and cash flows of the Company and its subsidiaries at the respective dates and for the respective periods indicated and have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout such periods. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the 1934 Act.

          (i) Since July 31, 2002, there has been no material adverse change in the properties, business, results of operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole.

          (j) Subject in part to the truth and accuracy of each Purchaser's representations set forth in Section 5 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for filings under applicable federal and state securities laws which may be made after the Closing.

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          (k) Except as set forth in the Disclosure Documents, the Company has sufficient title and ownership of, or licenses to all material patents, trademarks, trade names, copyrights, trade secrets, information, proprietary rights and processes ("Intangible Property") (without, to the Company's knowledge, conflict with or infringement of the rights of others) necessary for its businesses as now conducted and as currently proposed to be conducted. Except as set forth in the Disclosure Documents, (i) the Company has not granted any other person any option, license, or other right with respect to the Company's Intangible Property, which option, license or other right is currently outstanding, and (ii) the Company is not bound by or a party to any material options, licenses or agreements of any kind (other than standard end-user agreements) with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. Except as set forth in the Disclosure Documents, the Company has not received any written communications alleging that it has violated or, by conducting its business as currently proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity, where such violation would have a material adverse affect on the Company's business or properties.

          (l) Except as set forth in the Disclosure Documents, the Company is not in violation or default (i) of any provision of its certificate of incorporation or bylaws, as amended, or (ii) in any material respect of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, except, with respect to clause (ii), where such violation or default would not have a material adverse affect on the Company's business or properties, nor is the Company, to the Company's knowledge, in violation of any provision of any federal or state statute, rule or regulation applicable to the Company, which violation would have a material adverse affect on the Company's business or properties.

          (m) The Common Stock is registered pursuant to Section 12(g) of the 1934 Act, and is listed on the Nasdaq National Market (the "Nasdaq Stock Market"), and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the 1934 Act or delisting the Common Stock from the Nasdaq Stock Market. The issuance of the Shares does not require stockholder approval, including, without limitation, pursuant to the Nasdaq Marketplace Rules.

          (n) Except for matters that are not reasonably expected to have a material adverse effect on the business or properties of the Company, the Company has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of a tax deficiency which has been asserted or threatened against the Company.

     5. Representations and Warranties of the Purchasers. Each Purchaser (severally and not jointly) represents and warrants, as of the date hereof and as of the Closing, as follows:

          (a) Such Purchaser has the capacity to enter into this Agreement and to purchase the Shares from the Company pursuant to the terms and conditions of this Agreement.

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This Agreement is a legal, valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

          (b) Such Purchaser understands that the issuance of the Shares hereunder has not been registered under the Securities Act, based on the exemption from registration provided by Section 4(2) of the Securities Act, and that the Company's reliance on such exemption depends in part on such Purchaser's representations and warranties in this Agreement.

          (c) Such Purchaser is acquiring the Shares for its own account for investment purposes and not with a view to the distribution thereof within the meaning of the Securities Act.

          (c) Such Purchaser understands that the Shares constitute "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be sold, pledged or otherwise disposed of unless they are subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from registration is available.

          (d) Such Purchaser is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act, who by reason of such Purchaser's business and financial experience has such knowledge and experience in financial and business matters that such Purchaser is capable of evaluating the merits and risks of an investment in the Shares. Such Purchaser has had the opportunity to ask questions of, and receive answers from, the Company and its officers and agents and has received all information concerning the Company that such Purchaser has requested in connection with his purchase of the Shares.

          (e) No consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over such Purchaser or of such Purchaser's affiliates is required for the execution of this Agreement or the performance of such Purchaser's obligations hereunder, including, without limitation, the purchase of the Shares from the Company.

          (f) If such Purchaser is a corporation, partnership or other entity, such Purchaser has taken, or prior to the Closing will have taken, all corporate, partnership or other action (as applicable) required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

          (g) Such Purchaser understands that no federal or state or other governmental agency has passed upon or made any recommendation or endorsement with respect to the Shares.

          (h) Such Purchaser acknowledges that the Company may be required to file this Agreement with the Securities and Exchange Commission, and to describe the transactions contemplated by this Agreement in such filing, and subsequent filings, and such Purchaser hereby consents to such filing. Such Purchaser also acknowledges that, due to its percentage

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ownership of outstanding shares of the Common Stock after Closing, it may be required to make certain filings with the Securities and Exchange Commission, and such Purchaser hereby agrees to make such filings in a timely manner.

              (i) Such Purchaser understands that any certificates evidencing the Shares will bear substantially the following legend:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE REQUIREMENTS OF SUCH ACT AND THE APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION."

         6. Conditions to Closing. The obligations hereunder of the Company, on the one hand, and each of the Purchasers, on the other hand, shall be subject to (a) the accuracy of the representations and warranties of the other as of the date hereof and as of the Closing Date, as if such representations and warranties had been made on and as of such date, (b) the performance by the other of its or their obligations hereunder that are required to be performed at or prior to the Closing and (c) the Registration Rights Agreement shall have been executed and delivered by the Company and each of the Purchasers, and shall be in full force and effect.

         7. Survival of Representations and Warranties. The respective agreements, representations, warranties and other statements made by or on behalf of each party hereto pursuant to this Agreement shall remain in full force and effect, regardless of any investigation made by or on behalf of any party, and shall survive delivery of any payment for the Shares.

         8.   Miscellaneous.

              (a) The terms and conditions of this Agreement and the Registration Rights Agreement represent the entire agreement between the parties with respect to the subject matter hereof and thereof, and supersedes any prior agreements or understandings, whether written or oral, between the parties respecting such subject matter. This Agreement may be modified only in a writing signed by the party against whom such modification is to be enforced.

              (b) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, and no other person shall have any right or obligation hereunder. No Purchaser may assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company, and the Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser. Any assignment contrary to the terms hereof shall be null and void and of no force or effect.

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                 (c) This Agreement shall be construed and enforced in
accordance with the laws of the state of Delaware applicable to agreements between residents of Delaware wholly executed and wholly performed therein.

                 (d) This Agreement may be executed in one or more counterparts, and such counterparts shall together constitute one and the same agreement.

                 (e) All notices and other communications required or permitted hereunder shall be in writing and, except as otherwise noted herein, shall be addressed as follows:

                     (i)      if to the Company, to:

                              TippingPoint Technologies, Inc.
                              7501B North Capital of Texas Highway
                              Austin, Texas 78731
                              Attention: James E. Cahill, Vice President and General Counsel
                              Fax: (512) 681-8499

                     with a copy to:

                              Hughes & Luce, L.L.P.
                              111 Congress Avenue, Suite 900
                              Austin, Texas 78701
                              Attention: J. William Wilson
                              Fax: (512) 482-6859

                     (ii) if to any Holder, at the address shown on such Holders signature page hereto, marked for attention as there indicated, to:

or to such other address as the party to whom notice is to be given may have furnished to the other in writing in accordance with the provisions of this
Section 8(e). Any such notice or communication shall be deemed to have been received: (x) in the case of telecopy or personal delivery, on the date of such delivery; (y) in the case of nationally-recognized overnight courier, on the next business day after the date sent; and (z) if by registered or certified mail, on the third business day following the date postmarked.

                 (f) The descriptive headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provisions hereof.

         9. Indemnification. The Company agrees to indemnify and hold harmless each Purchaser, its respective subsidiaries, any affiliate of any of them and their respective officers, directors and employees (collectively, the "Indemnified Parties") from and against any liabilities, obligations, losses, damages, amounts paid in settlement, penalties, actions, judgments, fines, suits, claims, costs, attorneys' fees, expenses and disbursements of any kind ("Losses") which may be imposed upon, incurred by or asserted against any Indemnified Party in any manner

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relating to or arising out of any untrue representation, breach of warranty or failure to perform any covenants or agreement by such Company contained herein, in the Registration Rights Agreement or in any certificate or document delivered pursuant hereto. The Company shall also advance expenses as incurred to the fullest extent permitted under applicable law; provided, however, that the Indemnified Party provides an undertaking to repay such advances to Company if it is ultimately determined that such Indemnified Party is not entitled to indemnification. Purchasers and Company will cooperate in the defense of any such matter. Notwithstanding anything to the contrary contained in this Agreement, the amount to which any Indemnified Party shall be entitled pursuant to this Section 9 shall be limited to the Losses actually sustained by such Indemnified Party, net of any tax benefits actually derived by such Indemnified Party in respect of such Losses.

         IN WITNESSES WHEREOF, the parties have entered into this Agreement as of the date first set forth above.

                                  TIPPINGPOINT TECHNOLOGIES, INC.


                                  By: __________________________________________
                                      James E. Cahill,
                                      Vice President, General Counsel and
                                      Secretary

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                   SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

         The undersigned hereby executes this counterpart signature page of the Stock Purchase Agreement, dated as of October 2, 2002, by and among TippingPoint Technologies, Inc. and certain Purchasers, including the undersigned.

         Pursuant to this Agreement, the undersigned Purchaser is purchasing shares of Common Stock with an aggregate purchase price of $_________________, with the purchase price per share being equal to Market Value.


                                         _______________________________________
                                         Name of Purchaser (Please print)


                                         By: ___________________________________
                                                        (Signature)


                                         By: ___________________________________
                                                (Second signature, if necessary)

                                         Print Name: ___________________________

                                         Title: ________________________________

                                         Address: ______________________________

                                         _______________________________________

                                         _______________________________________

                                         Phone: ________________________________

                                         Fax: __________________________________

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